EXHIBIT 12

                            INDIANA GAS COMPANY, INC.
                            AND SUBSIDIARY COMPANIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In Thousands, Except Ratios)



                                                      Fiscal Year Ended September 30
                                       --------------------------------------------------------
                                         1999        1998        1997(1)      1996        1995
                                       -------     -------      -------     -------     -------
Earnings:
    Net income                         $31,377     $30,883      $13,478     $38,630     $32,109
       Income taxes                     16,967      17,510        7,147      22,568      18,630
       Fixed charges (see below)        16,343      16,967       17,728      16,844      16,395
                                       -------     -------      -------     -------     -------
Total adjusted earnings                $64,687     $65,360      $38,353     $78,042     $67,134
                                       -------     -------      -------     -------     -------


Fixed charges:
    Total interest expense             $16,012     $16,234      $16,774     $15,907     $15,530
    Interest component of rents            331         733          954         937         865
                                       -------     -------      -------     -------     -------
Total fixed charges                    $16,343     $16,967      $17,728     $16,844     $16,395
                                       -------     -------      -------     -------     -------

Ratio of earnings to fixed charges         4.0         3.9          2.2         4.6         4.1
                                       =======     =======      =======     =======     =======



(1) Reflects the recording of restructuring costs in fiscal 1997 (see Item 8, Note 3). Indiana Gas' ratio of earnings to fixed charges for 1997 before restructuring costs was 4.4.